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                                                                                                         Exhibit 12

                             AMERICAN HOME PRODUCTS CORPORATION
                           RATIO OF EARNINGS TO FIXED CHARGES
                          (Thousands of dollars, except ratio amounts)

                                         Nine months
                                            ended                                   Year Ended December 31,
                                         September 30,                              -----------------------
Earnings                                     1994             1993           1992          1991          1990          1989
- --------                                     ----             ----           ----          ----          ----          ----
Earnings from continuing operations
before taxes on income                    $1,469,927       $1,992,665     $1,724,070    $1,759,810    $1,828,278    $1,414,322

Add:
Fixed charges                                 70,924           91,500         63,403        50,554       154,905        60,908

Minority interest in earnings
of consolidated subsidiary                     3,650            4,027          3,803         3,823         3,215         2,955

Minority interest in loss
of consolidated subsidiary                    (2,586)          (9,129)        (3,149)            -             -             -

Amortization of capitalized interest             372                -              -             -             -             -

Less:
Capitalized interest                               -           14,898              -             -             -             -

Dividends on preferred stock of
majority-owned subsidiary                          -            3,436          4,589             -             -             -
                                          ----------       -------------------------------------------------------------------

Total earnings as defined                 $1,542,287       $2,060,729     $1,783,538    $1,814,187    $1,986,398    $1,478,185
                                          ==========       ==========     ==========    ==========    ==========    ==========

Fixed Charges
- -------------

Interest and amortization of
debt expenses                                $51,953          $47,871        $35,503       $31,431      $136,225       $42,560

Capitalized interest                               -           14,898              -             -             -             -

Interest factor of rental expense             18,971           25,295         23,311        19,123        18,680        18,348

Dividends on preferred stock of
majority-owned subsidiary                          -            3,436          4,589             -             -             -
                                          ----------        ------------------------------------------------------------------

Total fixed charges as defined               $70,924          $91,500        $63,403       $50,554      $154,905       $60,908
                                             =======          =======        =======       =======      ========       =======

Ratio of Earnings to Fixed Charges                22               23             28            36            13            24


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